Exhibit 99.1

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

CORPORATE PARTICIPANTS

Adam E. Logal Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Anne Marie Fields Lippert/Heilshorn & Associates, Inc. - SVP

David Okrongly Opko Health, Inc. - President of OPKO Diagnostics

Philip Frost Opko Health, Inc. - Chairman & CEO

Steven D. Rubin Opko Health, Inc. - EVP of Administration and Director

Thomas Nusbickel Opko Health, Inc. - Chief Commercial Officer

CONFERENCE CALL PARTICIPANTS

Christian Peter Trigani Jefferies LLC, Research Division - Equity Associate

Eric William Joseph JP Morgan Chase & Co, Research Division - Analyst

I-Eh Jen Laidlaw & Company (UK) Ltd., Research Division - MD of Healthcare Research & Senior Biotechnology Analyst

Kevin M. DeGeeter Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Louise Alesandra Chen Cantor Fitzgerald & Co., Research Division - Senior Research Analyst & MD

Michael John Petusky Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

Samuel Brandon Couillard Jefferies LLC, Research Division - Equity Analyst

PRESENTATION

Operator

Welcome to the OPKO Health Third Quarter Business Update Conference Call. (Operator Instructions) As a reminder, this conference is being recorded, November 8, 2017. I would now like to turn the call over to Anne Marie Fields with LHA Investor Relations. Please go ahead, ma’am.

Anne Marie Fields - Lippert/Heilshorn & Associates, Inc. - SVP

Thank you, Victoria. Good afternoon. This is Anne Marie Fields with LHA Investor Relations. Thank you all for joining today’s call. I’d like to remind you that any statements made during this call other than statements of historical fact will be considered forward-looking and, as such, will be subject to risk and uncertainties that could materially affect the company’s expected results. Those forward-looking statements include, without limitation, the various risks described in the company’s annual report on Form 10-K for the year ended December 31, 2016, and its subsequent quarterly filings with the SEC.

Before we begin, let me review the format for today’s call. Dr. Philip Frost, Chairman and Chief Executive Officer of OPKO, will open the call; followed by Steve Rubin, OPKO’s Executive Vice President, who’ll provide an update on the company’s various businesses and clinical programs. After that, Adam Logal, OPKO’s Chief Financial Officer, will review the company’s 2017 third quarter financial performance. Dr. Frost will then provide his closing remarks, and we’ll then take your questions. Now let me turn the call over to Dr. Frost.

Philip Frost - Opko Health, Inc. - Chairman & CEO

Thank you all for joining us today. As you just heard, Steve Rubin will open this discussion followed by Adam Logal, and then I’ll make a few comments. Steve?

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Steven D. Rubin - Opko Health, Inc. - EVP of Administration and Director

Thanks, Phil. Good afternoon, everyone, and thank you for joining us on today’s call. Throughout the third quarter, we continued to make meaningful progress on a number of our key business objectives. Those include: building momentum in the commercial launch of RAYALDEE, increasing utilization of the 4Kscore test and further expanding its promotion and advancing our clinical development programs towards commercialization. On this call, I’ll discuss our progress across diagnostics, pharmaceuticals and our clinical development program.

Let me begin with a review of our diagnostics business, Bio-Reference Laboratories, which is the country’s third largest reference lab. While impacting Bio-Reference’s revenue growth in recent quarters, we continued to make investments in systems efficiencies, cost reductions and new leadership that we expect will translate into revenue and profit growth as we move into 2018. As Adam will elaborate, we are seeing trends which lead us to expect our efforts at Bio-Reference and GeneDx will result in improved revenues and operating margins for the remainder of this year and into 2018.

Throughout the quarter and recent weeks, CRL’s GeneDx subsidiary continue to demonstrate its leadership through active engagement with the clinical and scientific community in all aspects of genetic and genomic testing. Among other areas, GeneDx has seen continued ongoing growth in its high complexity exome and related tests, with a 29% year-over-year increase in exome testing volumes. We were especially pleased to exhibit GeneDx’ leadership in genetic and genomic testing with more than 40 poster and platform presentations at 2 prestigious industry conferences last month. We expect advances in GeneDx’ product lines and gene sequencing panels to add meaningfully to our diagnostics platform. While we face some pricing headwinds for GeneDx year-to-date, we see evidence that those have leveled off. And moving forward, we expect to see improved performance for this unit as we increase patient volumes and add tests in multiple new clinical areas.

Let’s turn now to 4Kscore test, our blood test that gives a man with elevated PSA levels a personalized prediction of his chance of having or developing an aggressive form of prostate cancer. With more of the BRL sales reps promoting 4Kscore, we are investing in enhancing our marketing efforts in order to increase awareness and utilization of the 4Kscore test. These initiatives include the development of a small urology sales team to complement with BRL sales efforts. The new team is recently trained and deployed.

In addition, we are looking forward to launching a direct-to-consumer campaign in the form of regional television ads, which will begin later this month. We are enthusiastic about this ad campaign and look forward to its impact. In parallel, we continue to generate data that we believe will support and expand the clinical utility of the 4Kscore test. These new data will support our efforts to secure and expand ongoing favorable reimbursement as well as drive utilization.

Let’s turn now to the Claros 1 immunoassay analyzer, our novel diagnostic device that can provide rapid, quantitative blood test results in 10 minutes right in the physician’s office with only a finger stick drop of whole blood. We have now filed for premarket approval, or PMA, of the Claros 1 analyzer and total PSA test with the FDA. Submission requirements were discussed and agreed with the FDA which, in addition to analytical method validation, also included 2 multicenter field studies involving a total of 864 men. The first study determined the age group distribution of Claros 1 total PSA test result in a normal healthy population of men aged 50 and older. The second study of men scheduled to undergo a prostate biopsy demonstrated that the Claros 1 total PSA test, at a cutoff point of 4 nanograms per milliliter, increased sensitivity of a digital rectal exam, or DRE, alone from 32% to 91%, resulting in detection of more cancers than DRE alone. Once approved, we will leverage BRL’s marketing, sales and distribution resources to launch the Claros 1 total PSA test in the United States. With more than 25 million PSA tests performed in the U.S. annually, the Claros 1 total PSA test represents a $625 million market opportunity.

The Claros 1 quick turnaround is a key competitive advantage when we consider that similar lab tests for PSA can take up to a week to obtain results.

We continue to advance development of our other Claros 1 test with an aim to expand the platform to a number of important indications. In particular, we are working on tests which have synergies with our other products and programs, such as testosterone and vitamin D. Next year, we expect to initiate clinical validation studies and file a 510(k) application for a Claros 1 testosterone test. Beyond that, we plan on expanding the Claros 1 menu with the development of test for infectious diseases, cardiology, women’s health and companion diagnostics.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Turning now to our pharmaceutical business. Let me start by discussing RAYALDEE, the first and only therapy approved by the FDA that both raises 25-hydroxy vitamin D and lowers parathyroid hormone levels with a safety profile similar to placebo.

We are continuing to build sales momentum and have seen week-over-week increases in total prescriptions since the start of the year. Total prescriptions of RAYALDEE in Q3 as reported by IMS increased 66% compared with Q2. And total prescriptions of RAYALDEE in Q2 increased by 140% compared with Q1.

We recently completed a quantitative awareness tracking and usage market research study which showed that the percentage of nephrologists who prescribed RAYALDEE in the last 12 months increased to 16% as compared to less than 3% at the end of 2016.

The updated KDIGO clinical practice guidelines create a significant opportunity for RAYALDEE as active vitamin D therapies, including Calcitriol, are no longer suggested for routine use in stage 3 or 4 CKD. Plus, nutritional vitamin D supplements, which are used by a majority of patients with stage 3 or 4 CKD, remain characterized as an unproven treatment for SHPT. We continue to aggressively educate nephrologists on the potential of RAYALDEE to treat this patient population more effectively.

Even with growing sales momentum, increasing market access and new KDIGO guidelines, our sales organization was not large enough to reach all the potential high-value targets for RAYALDEE at the desired frequency. As a result, in the third quarter, we expanded our field-based sales force from 35 to 71 and expect to see the impact of a larger commercial team in 2018. This past week, our commercial team was out in force at the American Society of Nephrology annual meeting, Kidney Week 2017, where we had a significant commercial and clinical presence. In addition to 2 large exhibit booths, OPKO sponsored a clinical symposium on the benefits of RAYALDEE in treating SHPT in stage 3 and 4 CKD. We had favorable outcomes from 2 clinical studies of RAYALDEE presented in 2 posters and had a sizable commercial team detailing nephrologists and key opinion leaders on the benefits of RAYALDEE.

Last month, we were very pleased to announce an exclusive agreement with Japan Tobacco for the development and commercialization of RAYALDEE for the treatment of SHPT in non-dialysis and dialysis patients with CKD in Japan. We received an upfront payment of $6 million, with another $6 million payment to be made upon initiation of our planned Phase II study of RAYALDEE in U.S. dialysis patients. We will also be eligible to receive the $31 million in development and regulatory milestones and $75 million in sales-based milestones. We will receive tier double-digit royalties on net product sales. Japan Tobacco will be responsible for all regulatory approvals and commercial activities pertaining to RAYALDEE in Japan. Japan Tabacco, together with its subsidiary, Torii Pharmaceuticals, has a strong and growing franchise in renal diseases and hemodialysis, which makes them an ideal partner to bring RAYALDEE to physicians and patients in Japan, where they estimate there are 13.3 million people who have CKD and more than 300,000 are undergoing dialysis, with both patient populations increasing due to the aging population.

Turning now to VARUBI. At the end of October, we were pleased to see our licensee, TESARO, receive FDA approval for VARUBI IV for the treatment of delayed nausea and vomiting associated with chemotherapy. TESARO has garnered 50% of the market for the oral products, but intravenous treatments for chemotherapy-induced nausea and vomiting account for about 90% of the market. The current market for CIMB therapies is $1.2 billion annually and growing to $1.8 billion annually by 2020 according to Transparency Market Research. We look forward to TESARO’s continued success in commercializing the VARUBI product line and expect to see the benefits of the VARUBI IV launch in 2018 as OPKO’s entitled to double-digit royalties in both the oral and IV formulations of the drug.

I’d now like to review our clinical development programs, which we believe represents significant opportunities for OPKO. These programs are an important engine for creating both near- and long-term value for our shareholders. Our clinical and regulatory teams continue to work diligently to advance these important programs across a number of indications where there are significant medical needs, limited treatment options and large markets.

Let me start with the programs in our renal business, where we believe an expanding product line can leverage our investment in a growing commercial infrastructure we built for RAYALDEE.

First, we are finalizing plans for the initiation of a single dose Phase IIa clinical study with our NK-1 antagonist for uremic pruritus, which is a serious problem for more than half of the patients on dialysis. We are making final plans for Phase II clinical trial of a higher strain of RAYALDEE for dialysis patients, which is partnered with Vifor Fresenius for commercialization in Europe and elsewhere. We have received favorable feedback on the trial design from the FDA.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Turning now to our clinical pipeline candidates in metabolic and endocrinology diseases. We have a number of important late-stage programs underway or nearing initiation that should reach important inflection points in the coming months and into 2018. I’ll start with our long-acting human growth hormone product, hGH-CTP, which is partnered with Pfizer for worldwide commercialization. Our global pediatric Phase III hGH-CTP study in 220 growth hormone-deficient children is underway, and we continue enrolling patients. This is a pivotal, noninferiority study comparing a single weekly dose of hGH-CTP with daily injections of currently marketed growth hormones. This study is using the to-be-marketed pen device and formulation that will be launched commercially upon approval. The pediatric segment represents approximately 80% of the commercial market for treatment of hGH deficiency. Patients in the Phase II extension have been exposed to hGH-CTP for more than 3 years, providing us with long-term safety and efficacy data.

During the summer, we initiated a pediatric hGH-CTP registration study in Japan. This study is assessing pharmacokinetics and compares efficacy of weekly hGH-CTP to daily GENOTROPIN in 44 prepubertal pediatric growth hormone-deficient subjects. This study design is similar to the global pediatric hGH-CTP study that’s underway. We expect to complete enrollment of this Japanese study by the end of next year.

With respect to the adult hGH-CTP Phase III study, as you know, we completed a post hoc sensitivity analysis to evaluate the influence of statistical outliers on the primary endpoint results using preplanned analysis protocol. Analyses that excluded outliers meeting predefined criteria showed a statistically significant difference between hGH-CTP and placebo on the change in trunk fat mass. OPKO plans to request a meeting with the FDA to determine if available data are adequate for BLA submission. In addition, we intend to discuss the pathway of introducing the to-be-marketed pen product for the adult growth hormone deficiency market.

We have a very exciting opportunity to advance OPK88004, a once-daily oral selective androgen receptor modulator, or SARM, for patients with benign prostatic hyperplasia, which is also known as BPH or enlarged prostate. BPH affects half of men aged 51 to 60 and affects 90% of men over the age of 80. In addition, 14 million men in the U.S. with lower urinary tract symptoms are suggestive of BPH. Approximately 50 million men in the U.S. have BPH. Current treatment options, such as alpha blockers that relax the muscles or 5alpha-reductase inhibitors, are either minimally effective or have negative side effects. We are particularly encouraged to advance our SARM candidate based on its ability to reduce prostate size in animals and PSA levels in human trials.

In addition, Phase II data of 350 elderly male subjects for another indication utilizing OPK88004 showed a significant increase in lean body mass and muscle strength and significant fat mass reduction. The study also showed an acceptable safety profile to permit clinical development.

We expect to initiate a Phase II dose-ranging study in men with BPH by the end of this year. The study will enroll approximately 125 BPH men with the goal to identify adequate doses to reduce prostate size over a 4-month treatment period. We will also assess other secondary endpoints, such as PSA levels, lean body mass, fat mass and physical function. We expect that with the high prevalence of BPH, we should enroll and treat fairly rapidly and, given a short treatment time, believe that we should have top line data in the second half of 2018.

Turning now to OPK88003, our once-weekly GLP1-glucagon dual agonist for the treatment of Type 2 diabetes and obesity. As previously reported, data from a Phase II study with 420 diabetics showed that OPK88003 resulted in greater weight loss compared with the approved extended release exenatide and placebo. In addition, the data also showed improvement in the lipid profile and similar reduction in HbA1c levels compared with the approved once-weekly product. Based on the promising efficacy data and safety profile, we are planning to initiate a dose escalation Phase IIb trial to optimize a dosing regimen that should achieve even greater weight loss, improve lipid profile and safety. We are currently completing the manufactured product and expect the trial to begin in the first half of 2018.

So in closing, looking ahead, we expect that 2018 is going to be a busy and exciting year for OPKO as we advance multiple programs with our promising development pipeline of product candidates. We have multiple inflection points throughout the balance of this year and into 2018. Let me summarize some of them.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

We expect to initiate a Phase II study of a higher dose RAYALDEE product to treat CKD patients on dialysis; begin a Phase IIa clinical study of OPK88002, our NK-1 inhibitor for itching in dialysis patients; start a Phase II dose-ranging study of OPK88004, our SARM, for patients with BPH; complete enrollment at a pediatric Phase III study with hGH-CTP; initiate a Phase IIb dose-ranging study of our oxyntomodulin, OPK88003, to evaluate safety as well as weight loss and glucose control; conduct clinical validation studies and file a 510(k) application for our Claros 1 testosterone test; receive FDA approval for the Claros 1 system with total PSA; and advance a Phase IIa study of OPK88001, our AntagoNAT for the treatment of Dravet syndrome.

With our marketed programs, RAYALDEE and 4Kscore, we will continue to invest in expanded programs and new studies to achieve the commercial success each deserves. We expect the BRL business to benefit from our 2 2017 investments and new leadership and financial and operating efficiencies as we increase sample volumes and expand our diagnostic product offerings.

Despite some of the challenges we face in our diagnostic sector this year, we remain highly confident in the potential for BRL and for the synergies we can leverage across diagnostic product lines over time. We look forward to keeping you appraised of our progress, and we expect that our execution will drive value over time.

With that overview, let me turn the call over to Adam for a discussion of our third quarter 2017 financial performance. Adam?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Thank you, Steve, and good afternoon, everyone. Revenues for the quarter ended September 30, 2017, totaled $264 million, and our net loss was $46 million, reflecting our ongoing investments in research and development of our pharmaceutical pipeline of $32.3 million along with an $8.5 million investment in our commercial launch activities for RAYALDEE. The comparable periods are total revenues of $298 million and a net loss of $15 million.

During the third quarter of 2017, revenues fell short over expectations principally at Bio-Reference as a result of lower-than-expected realization of revenue items from the early days of our system implementation, which occurred in October of 2016. Further, we did not achieve the patient growth we had anticipated for the quarter, and we now anticipate revenues for the full year to be similar to the 2016 overall levels.

We are encouraged by the progress that has been made at our higher-margin GeneDx business, which continues to see patient growth. And importantly, revenues for this portion of Bio-Reference reach the highest revenue levels since Q3 2016, a trend we expect to continue.

Our commercial team led by our new Head of Sales, Vicky Laughman, remains focused on returning Bio-Reference to accelerated growth in our patient base. Our revenue cycle management team continues to make progress in collecting more cash on each requisitions. Further, we have brought in our efforts on improving the profitability of our diagnostic operations through the initiation of a lean team focused on process reengineering after the success we saw within our billing organization. While additional investments will be required to achieve industry-leading results, we believe our 2017 activities have positioned us to achieve operating margins in line with the industry during 2018.

Shifting gears to RAYALDEE. We have not recognized revenue from RAYALDEE in our financial statements, but we continue to be encouraged by the growth in prescription trends as reported by IMS as well as increased demand for product shipments to the wholesale trade. From January through to September 2017, IMS has reported that nearly 5,000 prescriptions of RAYALDEE had been filled, with over 2,600 during the third quarter alone, a 66% increase from the second quarter of 2017. With the increase of our field-based sales team, we expect that our prescription trends will continue to grow at an accelerated pace through Q4 2017 and into 2018.

As of September 30, we have shipped approximately $6.7 million of RAYALDEE into the trade and record — have recorded that amount as deferred revenue on our balance sheet. We estimate that we will begin recognizing revenue in the fourth quarter of 2017, assuming estimates for the first 9 months of activity continue to be accurate. Previously, we had estimated that the overall life cycle of RAYALDEE, we would realize a net sales price of approximately 55% to 65% of our gross revenue. For 2017, we expect that our net sales price will be at or above the higher end of that range based on the patient mix and related utilization of RAYALDEE to date.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

At September 30, 2017, we have just over $100 million in cash, cash equivalents and marketable securities on our balance sheet, with an additional $15 million in availability under our credit facilities.

We continue to be mindful of our cash balance and investments in both our R&D pipeline and commercial activities to align with the anticipation of our improving cash flow from both Bio-Reference and RAYALDEE, both of which are important drivers of achieving near-term breakeven cash flow from operations.

With that, I’d like to turn the call back to Phil.

Philip Frost - Opko Health, Inc. - Chairman & CEO

Thank you. And I’d like to highlight 2 of my favorite subjects that Steve has already talked about. First is the SARM, a selective androgen receptor modulator, with possible indications other than BPH, such as urinary incontinence; and our oxyntomodulin molecule to treat Type 2 diabetes and obesity. Both were part of Transition Therapeutics, which we acquired over a year ago.

The SARM has already been studied in more than 300 men and found to have the following effects: an increased muscle mass and strength; a decreased body fat; it lowered the PSA; in preclinical studies in dogs, it decreased prostate size by 60% in 3 months and 80% in 6 months. This was the model used to test the prostate-shrinking effects of the 5alpha-reductase inhibitors, Finasteride and dutasteride, now in the market to treat BPH. But they cause [low t] symptoms as they prevent the formation of the active form of testosterone. So we have some level of confidence that our SARM will be effective in our trials, which should begin within next few weeks. This, as Steve indicated, is a 4-month Phase IIb trial in 126 men, which should be completed in 1 year.

For the Phase III trial, we are considering also starting a combination of CIALIS in our SARM. Since BPH have and should improve with our SARM as the prostate shrinks, we don’t expect benefits to be noticed immediately. But CIALIS is already approved in small daily doses to treat BPH. And since it works by relaxing muscle, a different mechanism from the SARM, its benefits are noted quickly. The combination should have a great combination of attributes without the disadvantages of products now on the market. Remember, as Steve indicated, approximately 50 million men have symptoms of BPH in the U.S. alone.

Our next favorite project is our oxyntomodulin about which we have spoken before. In a Phase II trial of 420 patients, it was shown to be safe and effective with once-weekly injections to treat Type 2 diabetes and obesity. We will shortly begin a 6-month trial to test a new dosing schedule. We will escalate this dose over a longer time in an attempt to achieve more weight loss while minimizing the nausea and vomiting which sometimes occurs if the doses ramped up too quickly. This limits the size of the maintenance post and the amount of weight loss. This is a great project, and we can’t wait to get the results.

Finally, I’d like to emphasize again what Steve has talked about before, and that’s the importance of the recent approval of the IV form of our VARUBI product by TESARO to treat nausea and vomiting due to intensive chemotherapy.

TESARO is a terrific company at marketing and sales, and they have done a hell of a job in garnering 50% of the market for the oral product. But as we indicated, the oral product represents only 10% of the total product. And the total market, presently at about $1 billion, may rise to as much at $1.8 billion. And if TESARO is as good at getting market share with the IV product as they have been with the oral product, we stand to make a hell lot of money from our royalty income.

So I’ll leave those, my favorite subjects, for today with you, and we’ll now open the session to questions. We have with us in the room here to answer questions, Dr. David Okrongly, Dr. Tony Cruz, Dr. Jane Hsiao and Dr. Charlie Bishop.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from the line of Louise Chen with Cantor.

Louise Alesandra Chen - Cantor Fitzgerald & Co., Research Division - Senior Research Analyst & MD

I had a few here, so I’ll just go one at a time. So one of the things that we’ve been getting incoming questions on is the services revenue this quarter. And you had given some color that — I think that you said that it should equal the 2016 number for the full year. I just wanted to make sure that, that was — I understood that correctly, and get back — okay, go ahead.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes, that’s right, Louise. So the patient expansion that we expected has not necessarily come through, and we continue to struggle to overcome some of the pricing declines that we saw earlier this year.

Louise Alesandra Chen - Cantor Fitzgerald & Co., Research Division - Senior Research Analyst & MD

Okay. And then in terms of RAYALDEE, I know that you haven’t reported revenues yet, but is there any color that you can give outside of the increase in prescriptions. Regarding the revenues, if people can just get a sense of kind of where the sales are trending towards?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes. So Louise, we’ve got — we’ve shipped about $7 million or just below $7 million of product into the trade. So I think that’s a reasonable approximation for year-to-date sales. I think as we continue to see how the expanded sales force continues to increase prescription trends, I think those are the best indications. And we have 66% quarter-over-quarter increases in trends. Without the sales force, we would expect that that’s going to accelerate in the fourth quarter and beyond.

Louise Alesandra Chen - Cantor Fitzgerald & Co., Research Division - Senior Research Analyst & MD

And then on your Claros 1 PSA test, you talked about a $625 million market opportunity, and you gave some color behind it. But just curious if you could provide a little bit more assumption or how you’re thinking about assumptions to get to that $625 million opportunity.

Steven D. Rubin - Opko Health, Inc. - EVP of Administration and Director

Well, it’s based upon the reimbursement price for PSA and the total number of tests that are done. Most of the PSA testing that’s done is under our intended use for the product that we’ve now submitted, which is for detection. So it’s a large market opportunity. We’re not going to get 100% of that market opportunity, but we do address the blind share of it with the intended use.

Louise Alesandra Chen - Cantor Fitzgerald & Co., Research Division - Senior Research Analyst & MD

And then the last question I had was on this 4Kscore TV ad that you’re about to start. When do you think we’ll see a pickup in the sales of that product based on your start time for the ad campaign? And then also how much is that going to cost you? And how long will it run for?

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Philip Frost - Opko Health, Inc. - Chairman & CEO

It’s going to run for 3 months starting November 21, and it’s primarily in the Northeast. It’s not going to cost us a great deal. It’s certainly not in the millions, it’s in the low hundreds of thousands. But we have no idea what to anticipate from it. It’s sort of a test, and we will be monitoring the results very carefully. If it works, of course, we’ll make the investment.

Operator

Your next question comes from the line of Brandon Couillard with Jefferies.

Christian Peter Trigani - Jefferies LLC, Research Division - Equity Associate

This is Christian on for Brandon. First off, at Bio-Reference, can you quantify any impact hurricanes may have had during the 3Q period?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes. So thanks, it was a modest impact, about 1% overall.

Christian Peter Trigani - Jefferies LLC, Research Division - Equity Associate

Great. And staying on Bio-Reference, do you have any updated thoughts in terms of the potential impact of PAMA legislation looking toward the future?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes. I mean, we’ve expected for — throughout the year about a 1% to 2% impact on overall Bio-Reference revenue from PAMA. I think based on the draft rates that we saw, we stayed firmly in that 1% to 2% range. Obviously, as the rates get finalized, we’ll provide a better or more clarity later this year in our year-end call.

Christian Peter Trigani - Jefferies LLC, Research Division - Equity Associate

Understood. And then one last one for Adam, just given cash burn, it looks like it trended slightly above $30 million in 3Q. Do you have any other additional commentary you’d share in terms of your outlook for the balance sheet, perhaps how that figure stacked up relative to your initial view? Or any other color you might add there.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Sure. So Bio-Reference is going to be an important contributor to our overall cash flow and cash position. And we certainly feel that Bio-Reference will return to its higher operating margins and cash flow from operations that we experienced last year. We made fairly significant investments in the business this year both from technology and process reengineering as it related to our billing operations. So we fell short of our expectations at least for the first 9 months on cash from operations from Bio-Reference. We think that, that’s going to be an improving situation in the fourth quarter and into 2018 to provide us the cash flow that we need to continue to fund our operations. And certainly, RAYALDEE is going to continue to play an important part of that, the continued growth from RAYALDEE to get from being an investment into a cash flow neutral to positive in the 2018 time period.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Operator

Your next question comes from the line of Kevin DeGeeter with Ladenburg.

Kevin M. DeGeeter - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

I just want to follow up actually on Adam’s last comments with regard to RAYALDEE potentially being cash flow neutral to generating some cash. If we sort of think about a [7 year-or-so] person in your sales force, what type of revenue range that sort of imply to get that component of the franchise to cash flow breakeven? And how do you think about the puts and takes of continuing more aggressive RAYALDEE, perhaps to gain deeper share versus getting the franchise to cash flow perhaps a bit sooner?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

So Kevin, the commercial organization has cost — going to cost between $8 million and $10 million per quarter. So that’s kind of the — where RAYALDEE revenue needs to reach to become a breakeven. So obviously, as — we don’t expect that $8 million to $10 million per quarter to increase. So as revenue continues to catch up to that spend, we’ll start to see positive trends. Obviously, we’re encouraged by where the scripts came out in the third quarter as compared to the second quarter and believe that trend will continue in the October numbers, as IMS’ report continue to give us that confidence.

Kevin M. DeGeeter - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Okay, great. And then just sort of building on the other portion of your observation on how to get the business to positive cash flow, specifically, Bio-Reference. Appreciate you’ve made significant investments in the business this year. But I think one of the things that might be helpful for some investors is your perspective on what happened over the last, call it, 3 or 4 quarters that resulted in some deceleration of growth. And while you have a high level of confidence that you have your arms around it and with the investments that have been made, we should expect a return to more appropriate, normalized not just growth, but in cash flow.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

So we’ve been spending a lot of time of making sure that we’re getting the most out of each requisition that comes through the door from a cash perspective as well as rightsizing the overall organization of one going from having a higher growth rate than what we’ve seen over the last 12 or 18 months to a more stable organization. I think we’re going to continue to focus on cash flow. We’re going to look to make investments in technology where it makes sense to reduce the overall footprint that Bio-Reference has to have but continue to be able to provide the high level of service that our clients have wanted. We did make a change in our sales leadership during the third quarter to help reinvigorate the sales team. And Vicky had been leading our GeneDx business since February of this year, and we feel confident about what that — how that business has continued to grow and that she’ll be able to broaden that out and grow the clinical business on a broader basis.

Kevin M. DeGeeter - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

And then maybe just one more from me then I’ll get back into the queue, and that pertains to human growth hormones, specifically on the adult side. Steve, when do you hope to be able to meet with FDA to have a discussion? Is that a 2017 event, or perhaps in 2018? And then just as a related point, can you just remind us as to the potential or the opportunity for some of the bridging work to the pen device to sort of fit into that discussion and perhaps expand the amount of patient data that will be able for FDA to consider in the more sort of intermediate term time frame?

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Steven D. Rubin - Opko Health, Inc. - EVP of Administration and Director

So Kevin, we’re asking for a date. So depending — the FDA will get back to us on what the meeting date will be. So it’s hard for me to tell, sitting here in November if we’re going to have that meeting this year or early next year. And as we have said before, we will meet with the FDA, show them the data, including the modified analysis, get an indication from them, we expect on whether they believe that it is adequate for submission of a BLA as is. If we — one way or another, we have to do another study using the commercial product, which is the pen device. And so the thought process would be if it’s — if the BLA is deemed — if the data we have is sufficient to submit a BLA, we would submit it and then do a bridging study if they require more data, then we would just power these studies with pen devices in adults, such as it’s adequate with the existing data to submit the BLA. So that — we’ll get that decision following a discussion with the FDA. Whether we can have that meeting this year or early next, we will find out.

Operator

Your next question comes from the line of Eric Joseph from JPMorgan.

Eric William Joseph - JP Morgan Chase & Co, Research Division - Analyst

Just a few from me. I guess first, with 4Kscore, you highlighted the television DTC campaign here beginning near term. I’m just wondering, kind of overall whether there’s any plan to kind of expand the DTC beyond TV ads, whether you’re thinking about any digital — the incorporation of any digital footprint here in that campaign?

Steven D. Rubin - Opko Health, Inc. - EVP of Administration and Director

The answer is yes. So that will be part — as Phil mentioned, this is kind of the first test, but we certainly are going to do some kind of digital-directed advertising using the Internet and, I guess, directing based upon search criteria. So that’s certainly part of it. And we will expand the ad campaign nationally, assuming that the investment pays off as we expect it to do from the initial response of these ads. The short answer is absolutely, we expect to expand the DTC campaign.

Eric William Joseph - JP Morgan Chase & Co, Research Division - Analyst

Got it. And on RAYALDEE, I guess with the expanding prescriber base that you’ve seen over the course of the year, do you have a sense of the level of repeat prescribers that you’re currently seeing? And what kind of feedback you’re — interested to know what kind of feedback you’re getting from physicians from their patients?

Steven D. Rubin - Opko Health, Inc. - EVP of Administration and Director

Yes. So we’ve had about 600 repeat prescribers, and the feedback has been very positive from them. They’ve been able to see the clinical results they’re looking for. And they’re — and some of them are beginning to dose escalate the patients as well.

Eric William Joseph - JP Morgan Chase & Co, Research Division - Analyst

Got it. Got it. And on 04 in BPH, I guess, you’re starting the Phase II with data hopefully in the second half of ‘18. I know you’re just getting started here, but maybe you can kind of just orient us on what would be viewed as a clinically meaningful differentiation from placebo and what the trial is adequately powered to detect.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Unidentified Company Representative

Well, what we’re doing is a 125-patient trial. It’s Phase II. And there’s 2 doses that are being examined in the study. And it’s a 4.5-month enrollment period, and it’s about a 4-month treatment period. So we do expect to have data in the second half. The key endpoints to move forward into a Phase III is going to be the reduction in prostate volume. And similar to the products on the market, we would expect somewhere between a 14% and 20% prostate size decrease to be competitive and more than that, it’s obviously to be a better product. Then secondly is the PSA level. They’re expected to decrease somewhere between 30% to 40%. And that 30% decrease would be sufficient also to move forward. We’re looking at other endpoints as well, which have to do with the anabolic effects, such as the increase in muscle mass, increase in function, decrease in lipids, for example, decrease in fat mass. Those are key endpoints for that patient population. And we’re also looking at some quality of life endpoints as well. So we’re trying to get a broad array of second endpoints — secondary endpoints that we can then include also in the Phase III trial. We do think that we’ll enroll quickly. Most of the sites that we have onboard believe that they have a long line of patients because there’s a need for this area. And so I don’t think we’ll have a problem to have data by the end of the year.

Philip Frost - Opko Health, Inc. - Chairman & CEO

Just let me give a little perspective on — a little more that we discussed before. One of the reasons I like it so much — and of course, there are no guarantees. There’s a lot of work to be done to bring this product to market and a lot of time to be spent also. But one of the things I really like about it is that because of all the — of its unique features in addition to helping with the symptoms of the BPH, it will be a very easy product to market. First of all, we start with the urologists. It’s a small group, and we won’t need such a big sales force, and there’ll be, I anticipate, a huge demand for it. I would guess that every man above a certain age will be interested in taking this product, at least every man I’ve spoken to about it said where, when can I get it and — or can I participate in the trial at least. So that — I’ll repeat, no guarantees. But if this thing works, all bets are off, and we’re going to be very pleased.

Operator

Your next question comes from the line of I-Eh Jen from Laidlaw & Company.

I-Eh Jen - Laidlaw & Company (UK) Ltd., Research Division - MD of Healthcare Research & Senior Biotechnology Analyst

I have a few short ones. The first one is that you estimate that the revenue from service this year is equivalent to last year’s. So my back of the envelope estimate is roughly maybe $270 million for the quarter, which seems to be the highest amount of all 4 quarters of this year. Just curious what have you — what give you the confidence that, that is something that can be achieved?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes. So I think we’re — when we look at our trailing 12-month numbers and compare to last year, I think we’re in line and feel like the demand of the business is going to be there for the fourth quarter. Certainly, it’s not going to be something that’s easily achievable but something we believe we can.

I-Eh Jen - Laidlaw & Company (UK) Ltd., Research Division - MD of Healthcare Research & Senior Biotechnology Analyst

Okay, great. That’s helpful. And then for the Claros PSA test, you guys mentioned there’s 2 sort of studies need to be done. And could you give us a little bit time line in terms of when that may be completed and when you guys will be able to get a decision by the FDA time?

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

David Okrongly - Opko Health, Inc. - President of OPKO Diagnostics

This is Dave. We did complete those studies already. So they’re in the PMA that was submitted to the FDA on Monday, and we expect in about 6 months we’re going to have approval for our first assay on Claros for total PSA.

I-Eh Jen - Laidlaw & Company (UK) Ltd., Research Division - MD of Healthcare Research & Senior Biotechnology Analyst

Okay, great. And the last question is that the — for RAYALDEE, I understand that the trend is very positive right now. Just a little bit thoughts in terms of — what do you guys see sort of hurdles are to a more rapid ramp-up? Would that be just not sufficient headcount there? Or some — any other pushbacks that you need time or for other sort of method to overcome?

Philip Frost - Opko Health, Inc. - Chairman & CEO

Yes. So I mean, I think reach and frequency are probably where the 2 things that slow the launch down. And as we’ve talked about in the past, those were things that when we were lining up insurance coverage, we understood we will fall short on. So with our expanded sales force, they’re going to be able to reach a higher number of prescribers and see those prescribers more frequently. So those are the main hurdles. The continuing additional market awareness of the program and things like that will obviously help. Tom, I don’t know if you have anything closer.

Thomas Nusbickel - Opko Health, Inc. - Chief Commercial Officer

I think we’re, as Adam said, addressing the major hurdles in regards to reach and frequency, increasing awareness, and then also improving the access to physician and the physician’s comfort with being able to get the drug for patients that have low cap copays. So education and reach and frequency.

Operator

Your next question comes from the line of Mike Petusky with Barrington Research.

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

I had to be off the call briefly. I may have missed this. Did you guys give a percentage in terms of payer coverage for RAYALDEE at this point? I know you’ve given that in the past.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Mike, this is Adam. So we haven’t — we didn’t give any updated number. The number’s consistent with before. It’s still in the 68% range. We don’t see a meaningful change to that number until January 1. So we have secured some additional formulary access that won’t be effective until January 1. So the number on that side hasn’t changed.

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

And then just kind of staying with RAYALDEE. So the $6.7 million, you expect to recognize all of that in the fourth quarter or some portion of that in the fourth quarter?

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

It will be some portion, fairly — it will — it should be fairly close to that number, but some portion of it.

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

Okay. All right. And then I guess jumping over to Bio-Reference, did you guys disclose the segment margins in that business in the quarter?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes, so you would see the margins in the segment (inaudible).

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

If you have that handy, I’ve done like 3 calls here.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Sorry, so it is negative this quarter, Mike.

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

Okay, all right. And then I guess kind of following up on the previous question. So in ‘16, your weakest Bio-Reference quarter by quite a bit was the fourth quarter, and it just seems like — I guess what I’m asking is when you’re saying the revs will approximate 2016, I mean, would being short by $30 million approximating your view on $1 billion business? Essentially, it just seems like a real stretch, the idea that you’re going to do $265 million or $270 million in that business when last year fourth quarter, you did...

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Yes. So the fourth quarter of last year was a particularly weak quarter as it related to reimbursement at GeneDx. We think it will be more in line with the earlier quarters of this year.

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

Okay. So you’re genuinely saying, hey, we’re going to roughly match revenue from ‘16, not like miss by $20 million or $30 million?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

That’s right.

Michael John Petusky - Barrington Research Associates, Inc., Research Division - MD & Senior Investment Analyst

Okay. All right. And then just the last question on the 4Kscore direct to consumer, have you guys brought in anybody that maybe had a connection to the Cologuard DTC campaign or anybody with kind of a track record to sort of help you guys in terms of how you frame up this type of issue for DTC campaign?

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

Unidentified Company Representative

We had, actually. One of our marketing people recently hired used do work for years with Exact Sciences, as a matter fact, so...

Operator

You have a follow-up from Brandon Couillard with Jefferies.

Samuel Brandon Couillard - Jefferies LLC, Research Division - Equity Analyst

It’s Brandon. Adam, curious if you could share with us the actual 4Kscore volumes in the third quarter and the size of the user base in maybe between urology and primary care?

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Sure. So we did 19,000 tests during the quarter. Don’t have a user base. Steve, I don’t know if you’ve got the user base.

Steven D. Rubin - Opko Health, Inc. - EVP of Administration and Director

I don’t, not here. We can get that for you. We don’t have it here with us right now.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

But we have seen a continued growth, principally in the urology market on the score.

Operator

There are no further questions at this time. Dr. Frost, please proceed with your presentation or any closing remarks.

Philip Frost - Opko Health, Inc. - Chairman & CEO

No, I just want to thank everyone for participating.

Adam E. Logal - Opko Health, Inc. - CFO, CAO, SVP and Treasurer

Thank you.

Operator

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation, and ask that you please disconnect your lines.

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NOVEMBER 08, 2017 / 9:30PM, OPK - Q3 2017 OPKO Health Inc Earnings Call

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